Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of February 14, 2022, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Subordinate Voting Shares, no par value, of Trulieve Cannabis Corp., and such statement to which this Joint Filing Agreement is attached as Exhibit 99.1 is filed on behalf of each of the undersigned.

TELOGIA PHARM, LLC

By:	/s/ C. Joseph Hackney
Name: C. Joseph Hackney Title: Manager

/s/ C. Joseph Hackney
C. Joseph Hackney